Exhibit 21.1

Ranpak Holdings Corp.

List of Subsidiaries

December 31, 2022

Name of Subsidiary	Jurisdiction of Organization
Ranger Intermediate LLC	Delaware
Ranger Pledgor LLC	Delaware
Ranpak Corp.	Ohio
Ranpak Investments, Inc.	Delaware
Kapnar Holdings B.V.	Netherlands
Ranpak B.V.	Netherlands
Ranpak CZ B.V.	Netherlands
Ranpak KK	Japan
Ranpak Pte. Ltd.	Singapore
Ranpak Sdn. Bhd.	Malaysia
Ranpak s.r.o.	Czech Republic
Ranpak Packaging Technology (Qingdao) Co. Ltd.	China
Ranpak B.V. France	France
Ranpak GmbH	Germany
Ranpak Brasil Productos e Serviços de Embalagem Ltda.	Brazil